Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:

Pattie Overstreet-Miller

847/851-7351

www.careered.com

Lynne Baker

847/851-7006

www.careered.com

Career Education Corporation Announces Legal Victory in California; Department of Consumer Affairs Invalidates Actions of California Bureau against Brooks Institute

HOFFMAN ESTATES, IL, MAY 16, 2006 – Career Education Corporation (NASDAQ: CECO) announced today a final decision by the California Department of Consumer Affairs (the Department) vacating in its entirety the Notice of Conditional Approval to Operate issued last summer by the California Bureau for Private Postsecondary Vocational Education (the Bureau) to Brooks Institute of Photography. The Department directed the Bureau to review Brooks Institute’s license renewal application, to conduct a qualitative review and assessment of the school pursuant to the appropriate sections of the California Education Code, and extended Brooks Institute’s current approval to operate.

“We are pleased that our position has been vindicated in this matter,” said Janice L. Block, Chief Legal Officer for Career Education Corporation. “We look forward to moving past this and continuing to enhance the outstanding education offered by Brooks Institute. This decision further underscores the progress Career Education is achieving in resolving past regulatory and litigation issues.”

In March of this year, an administrative law judge ruled that the Bureau improperly issued to Brooks Institute the Notice of Conditional Approval to Operate, and that the Notice was invalid. The judge found that the Bureau failed to follow the California Education Code and its own regulations. However, that decision was subject to a final determination by the Department of Consumer Affairs.

In a 26-page decision by the Chief Deputy Director of the Department of Consumer Affairs, the Department reached the same conclusion as the administrative law judge, and vacated the Notice of Conditional Approval. The Department found that the Bureau did not comply with the mandatory provisions of the Education Code, and that it wrongly denied Brooks Institute an opportunity to contest the Bureau’s action prior to the time it was imposed. “This violates the most basic principles of Due Process as found in the Federal and State Constitutions, as well as the Administrative Procedures Act and the Bureau’s own enabling legislation and regulations,” the Department said. The Department further found that the Bureau’s failure to provide Brooks Institute with notice and an opportunity to be heard “deprived Brooks of the opportunity to have a qualitative review and assessment conducted by a visiting committee.”

The Brooks Institute of Photography has just celebrated its 60th year educating students in the visual media. With a campus in Santa Barbara, California and a campus in Ventura with two sound stages for filmmaking, the school has over 2200 students pursuing Masters, Bachelors, Associates and diploma programs in fields such as photography, film and video production, visual communications and visual journalism. Graduates have gone on to work for distinguished organizations, such as National Geographic, Smithsonian, the Los Angeles Times and other national media outlets, Hallmark Publishing, Cousteau Society, HBO, Kodak and literally scores of other leaders in visual media fields.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to more than 95,000 students across the world in a variety of career-oriented disciplines. The 80-plus campuses that serve these students are located throughout the U. S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com. The company’s website also has a detailed listing of individual campus locations and web links for its 80-plus colleges, schools and universities.